IFM INVESTMENTS LIMITED
(Incorporated in the Cayman Islands)

SHARE CERTIFICATE

Certificate Number: 000 Number of shares: 000

This Certifies That

is the registered holder of **CLASS A ORDINARY SHARES OF US$0.001 EACH** subject to the Memorandum and Articles of Association of the Company and transferable only on the books of the Company by the holder hereof in person or by Attorney only upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Company has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed.

This day of , 200X.

SPECIMEN

Director Director

TRANSFER FORM

For value received I/We ....

do hereby transfer unto ....

.... shares standing in my / our name in the books of the

company whose certificate appears above.

Transferor: .... Date: ....